Exhibit 99.1
News From
Royal Caribbean Cruises Ltd.
Corporate Communications Office
1050 Caribbean Way, Miami, Florida 33132-2096

Media Contact:   Rob Zeiger
(305) 539-6012

Investor Contact:   Ian Bailey
(305) 982-2625

For Immediate Release

Royal Caribbean names William L. Kimsey lead director;
announces plan to elect directors annually

Quarterly dividend increases to $0.25 per common share

MIAMI, FL (September 11, 2013)  -- Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced that its board of directors had named its first lead director, approved a plan to replace staggered terms for directors with annual election, and more than doubled the quarterly dividend on its common shares.

The moves, which were approved unanimously at the board’s September 11th meeting, reflect the board’s continuing efforts to enhance its corporate governance structure and drive long-term value creation for its shareholders.

The board elected William L. Kimsey as its lead director.  Mr. Kimsey, who is the former chief executive officer of Ernst & Young Global, Ltd., has served on the board since 2003 and is Chairman of the company’s Audit Committee.  Mr. Kimsey also serves on the board of directors of Accenture PLC and Western Digital Corporation.  As lead director, he will be the liaison between the board’s non-management members and Chairman and Chief Executive Officer Richard D. Fain.  He will preside at meetings of the non-management directors, will advise and approve the content and scheduling of board meetings and discussions, and will be available for discussion with major shareholders.

Said Fain: “I’m delighted that Bill Kimsey has agreed to become our lead director.  He’s been a consistent source of wise counsel, and his voice will be even more important as we move forward.”

Said Kimsey: “I am pleased by the steps our board has taken to further enhance our corporate governance, and I look forward to working with my fellow directors and management to improve shareholder value.”

The board of directors also adopted changes to its bylaws as a result of which candidates elected to the board will serve one-year terms, and will stand for re-election annually thereafter, effective with the slate of directors to be elected at the company’s 2014 annual meeting.  This implements a proposal adopted by shareholders at the company’s May 2013 annual meeting.

Today’s actions demonstrate the company’s commitment to continuous improvement in its corporate governance practices following the 2011 termination of the Shareholders’ Agreement between Royal Caribbean’s two largest shareholders, AWilhelmsen & Co and Cruise Associates.  Under that agreement, the two groups exercised effective control of the company, with key decisions – including the selection of directors, the choice of top management, and the approval of major capital expenditures – made at the discretion of the two shareholders.

“The board’s decisions affirm our focus on robust corporate governance.  These steps are a sensible progression forward from our earlier governance structure,” said Tom Pritzker, chairman of the company’s nominating and corporate governance committee.

The board also approved an increase of the quarterly cash dividend to $0.25 per common share, payable October 8, 2013 to shareholders of record September 24, 2013.  This represents an exceptional jump, more than doubling the previous $0.12 per common share dividend level.

Said Fain: “Dividends are an increasingly important component of total shareholder return. This dividend increase was made possible by our profitability improvement program and our improving financial position.  It reflects our confidence in our ability to grow our investment returns into the future, given strengthening results and modest capacity growth.”

Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) is a global cruise vacation company that owns Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Club Cruises and CDF Croisières de France, as well as TUI Cruises through a 50 percent joint venture.  Together, these six brands operate a combined total of 41 ships with an additional six under construction contracts.  They operate diverse itineraries around the world that call on approximately 455 destinations on all seven continents.  Additional information can be found on www.royalcaribbean.com, www.celebritycruises.com, www.pullmantur.es, www.azamaraclubcruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.

Certain statements in this release relating to, among other things, our future performance constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding expected financial results and the costs and yields expected in future periods.  Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “will,” and similar expressions are intended to identify these forward-looking statements.  Forward-looking statements reflect management’s current expectations, are inherently uncertain and are subject to risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements.  Examples of these risks, uncertainties and other factors include, but are not limited to the following: the impact of the economic environment on the demand for cruises, the impact of the economic environment on our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt repayments and other financing needs, the uncertainties of conducting business internationally and expanding into new markets, changes in operating and financing costs, vacation industry competition and changes in industry capacity and overcapacity, emergency ship repairs, including the related lost revenue, the impact of ship delivery delays, ship cancellations or ship construction price increases, financial difficulties encountered by shipyards or their subcontractors and incidents or adverse publicity concerning the cruise vacation industry and the unavailability or cost of air service.

More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, copies of which may be obtained by visiting our Investor Relations web site at www.rclinvestor.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.